Exhibit 4.16

Dated: 27 December 2006

(1)    FIBERNET GROUP LIMITED

(as the Vendor)

(2)    GLOBAL CROSSING INTERNATIONAL, LTD

(as the Purchaser)

(3)    FIBERNET HOLDINGS LIMITED

(as the Company)

(4)    FIBERNET GMBH

(GmbH)

(5)    FIBERNET QUEST LIMITED

(Quest)

SHARE PURCHASE AGREEMENT

relating to

the sale and purchase of the entire issue share capital

of

FIBERNET HOLDINGS LIMITED

and

FIBERNET QUEST LIMITED

London

99 Bishopsgate

London EC2M 3XF

+44 (0)20 7710 1000 (Tel)

+44 (0)20 7374 4460 (Fax)

www.lw.com

THIS AGREEMENT is dated 27 December 2006 and made

BETWEEN

(1)	FIBERNET GROUP LIMITED a company registered in England under number 3151663 whose registered office is at Rosalind House, Jays Close Viables, Basingstoke, Hampshire RG22 4BS (the “Vendor”);

(2)	GLOBAL CROSSING INTERNATIONAL, LTD. a company registered in Bermuda under number EC-23973/ElN: 98-0193017 whose registered office is at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda (the “Purchaser”);

(3)	FIBERNET HOLDINGS LIMITED a company registered in England under number 3893421 whose registered office is at Rosalind House, Jays Close Viables, Basingstoke, Hampshire RG22 4BS (the “Company”);

(4)	FIBERNET GMBH a company with its seat in Frankfurt am Main, registered under number HRB 49059 with the commercial register at the local court of Frankfurt am Main (“GmbH”); and

(5)	FIBERNET QUEST LIMITED a company registered in England under number 4098876 whose registered office is at Rosalind House. Jays Close Viables, Basingstoke, Hampshire RG22 4BS (“Quest”).

WHEREAS:

(A)	The Vendor is the beneficial owner of the entire issued share capital of the Company, comprising one ordinary share with a par value of £1.00, and Quest, comprising 1,000 ordinary shares with a par value of £1.00 each.

(B)	The Company is indebted to the Vendor in the sum of £50,519,261.94 (the “Total Debt”).

(C)	The Vendor has agreed to cancel part of the Total Debt in the sum of £46,919,261.94 (the “Debt”) in consideration of the issue to the Vendor of 999 ordinary fully paid shares of £1 each in the capital of the Company at a total premium of £46,918,262.94. The remaining balance of the Total Debt in the sum of £3,600,000 shall remain outstanding on arm’s length terms, accruing interest, pursuant to the terms of an inter-company credit agreement dated the same date as this Agreement between the Vendor, as lender, and the Company, as borrower (the “Inter-Company Credit Agreement”).

(D)	Following the issue to the Vendor of 999 ordinary shares of £1 each in the capital of the Company referred to in Recital (C), the Purchaser wishes to acquire from the Vendor the then entire issued share capital of the Company, comprising 1,000 ordinary shares of £1 each (the “Sale Shares”), for £1 to be left on inter-company account and on the terms of this Agreement (the “Transaction”).

(E)	As part of the Transaction, the Vendor wishes to transfer to the Purchaser the rights (the “Rights”) and obligations (the “Obligations”) it holds under or in respect of: (i) all accounts receivable (loans and trade accounts receivable) balances as at 31 August 2002 owed by GmbH to Vendor that have been subordinated to all current and future accounts receivables of creditors of GmbH, under a declaration of subordination issued on 31 March 2003 (the “Declaration of Subordination”) and (ii) a guarantee issued on 16 June 2003 by the Vendor to GmbH for the fulfilment of all obligations of the Company towards GmbH under a comfort letter issued on 19 November 2002, which is limited to a maximum amount of €10 million (the “Guarantee”). The Vendor, GmbH and the Purchaser have agreed to the assignment by the Vendor of the Rights to the Purchaser, the assumption by the Purchaser of the Obligations and the release of the Vendor from the Guarantee, pursuant to the terms of this Agreement (the “Transfer”).

(F)	As part of the Transaction the Purchaser wishes to acquire from the Vendor the then entire issued share capital of Quest, comprising 1,000 ordinary shares of £1.00 each (the “Quest Sale Shares”), for £1.00 to be left on inter-company account and on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.    Interpretation

In this Agreement, where the context admits:

“Completion” shall have the meaning given to it in Clause 7; and any reference to a “party” or “parties” is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of a party.

2.    Agreement to subscribe for the Shares

The Vendor hereby agrees to subscribe for cash for 999 ordinary shares of £1 each (fully paid) in the capital of the Company at a total premium of £46,918,262.94(the “Shares”) upon the basis that the liability to pay the subscription monies of £46,919,261.94 shall be set off against, and shall thereby extinguish, the Debt and the Company hereby agrees to allot and issue the Shares on such terms.

3.    Sale of the Sale Shares and Quest Sale Shares

3.1    Terms of Sale

Subject to the terms of this Agreement, the Vendor shall sell and the Purchaser shall purchase, free from all liens, charges, equities and encumbrances and together with all rights now or hereafter attaching thereto, the Sale Shares for £1 and Quest Sale Shares for £1.

3.2    No covenants for title

The Sale Shares and Quest Sale Shares are sold without any covenants, assurances or warranties as to title and the Purchaser shall accept the Vendor’s title thereto without requisition or objection.

4.    Transfer of Rights and Obligations

In consideration of the mutual undertakings contained in this Agreement, and with effect from Completion:

(A)	the Vendor hereby assigns and transfers to the Purchaser the benefit of all the Vendor’s right, title, benefit and interest to, in and under the Rights to hold the same unto the Purchaser absolutely, free and clear of all mortgages, charges, pledges, liens, trusts, claims and other interests;

(B)	the Purchaser hereby undertakes to assume, accept, observe, perform and discharge all the Obligations; and

(C)	GmbH and Quest hereby accept and acknowledge that they have been given written notice of the Transfer.

5.    Release Of The Vendor From the Guarantee

In consideration of the mutual undertakings contained in this Agreement, and with effect from Completion, GmbH accepts the Purchaser as the guarantor under the Guarantee and fully releases the Vendor from all of its obligations (past, present and future) under the Guarantee to the fullest extent permitted by law.

6.    Condition Precedent

Completion shall be conditional on the execution but not completion of a share purchase agreement for the entire issued share capital of the Vendor to be entered into by: (i) GC Acquisitions UK Limited; and (ii) Global Crossing (UK) Telecommunications Limited.

7.    Completion

Completion of the Transaction shall take place at 1 London Bridge, London SE1 9BG after the satisfaction of the condition referred to in paragraph 6 on date to be agreed by the parties hereto whereupon:

(A)	the Company shall procure that there shall be held a meeting of its board of directors at which it shall be resolved to allot and issue the Shares on the terms set out in Clause 2;

(B)	the liability to pay subscription monies for the Shares shall be set off against and shall extinguish the Debt and the Vendor shall deliver to the Company a receipt confirming the Debt is extinguished and the Company and the Vendor shall make the appropriate entries in their respective books of account;

(C)	the Company shall procure to be delivered to the Vendor a duly executed share certificate for the Shares stating them to be credited as fully paid and that the appropriate entries are made in its register of members to record the Vendor as being the registered holder of the Shares;

(D)	the Vendor shall deliver or cause to be delivered to the Purchaser duly executed transfers into the name of the Purchaser or its nominee in respect of the Sale Shares and Quest Sale Shares, together with the relevant share certificates;

(E)	the £1 for the Sale Shares and the £1 for the Quest Shares shall be paid by the Purchaser to the Vendor on demand and meanwhile left on inter-company account; and

(F)	the Company shall deliver to the Vendor the Inter-company Credit Agreement and instruct the Company Secretary to cause to be filed at Companies House the appropriate Form 88(2).

8.    Acknowledgement of Debt

Each of the Purchaser, the Company, GmbH and Quest separately acknowledges to the Vendor that on completion of the transactions contemplated by this Agreement the only inter-company receivable that will be outstanding between the Vendor and any of the Purchaser, the Company, GmbH and Quest will be the amount of £3,600,000 outstanding under the Inter-Company Credit Agreement.

9.    Further Assurance

At any time after the date hereof each of the parties shall, at the request and cost of another party or parties, execute or procure the execution of such documents and do or procure the doing of such acts and things as the party or parties so requiring may reasonably require for the purpose of giving to the party or parties so requiring the full benefit of all the provisions of this Agreement.

10.    No Warranties

Neither the Vendor nor the Purchaser gives the other any representation, warranty or undertaking in relation to the Sale Shares and Quest Sale Shares or the affairs of the Company or Quest.

11.    Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

12.    Law

This Agreement shall be governed by and construed in accordance with English law. No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first before written.

SIGNED by	)	Jean F.H.P. Mandeville
duly authorised for and	)
on behalf of	)
FIBERNET GROUP LIMITED	)

SIGNED by LORRAINE DEAN	)	Lorraine Dean
duly authorised for and	)
on behalf of	)
GLOBAL CROSSING INTERNATIONAL LTD.	) )	DIRECTOR

SIGNED by	)	Jean F.H.P. Mandeville
duly authorised for and	)
on behalf of	)
FIBERNET HOLDINGS LIMITED	)

SIGNED by duly authorised for and	) )	Jean F.H.P. Mandeville
on behalf of	)
FIBERNET GMBH	)

SIGNED by duly authorised for and	) )	Jean F.H.P. Mandeville
on behalf of	)
FIBERNET QUEST LIMITED	)

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